Exhibit  99.1

For Immediate Release

For More Information:
Michael G. Sanchez	John Marsh
Chief Executive Officer	President
Coastal Banking Company Inc.	Marsh Communications LLC
904-321-0400	770-458-7553

Coastal Banking Company Reports Fourth Quarter

and Full Year 2008 Earnings

BEAUFORT, S.C., March 17, 2009 – Coastal Banking Company Inc. (OTCBB: CBCO), the holding company of CBC National Bank, which operates divisions including Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., reported a net loss of $4.9 million, or a loss of $1.93 per diluted share, for the quarter ended Dec. 31, 2008. This compares to net income of $777,490, or $0.29 in diluted earnings per share, in the fourth quarter of 2007.

For the full year 2008, the company reported a net loss of $4.8 million, or a loss of $1.91 per diluted share, compared to net income of $2.6 million, or $0.97 per diluted share, in 2007.

“It was a difficult quarter in which the recession, combined with historically low interest rates, made it tough for all banks,” said Michael G. Sanchez, chief executive officer. “Despite making gains in loans, deposits and wholesale lending, we chose to increase our allowance for loan losses considerably in response to this challenging environment. As a result, we recorded a loss for the quarter and the year. However, we remain positive about the direction in which we are headed, as we finished the year well-capitalized and with ample liquidity, giving us a solid base from which to operate in 2009.”

At Dec. 31, 2008, the Bank had a total risk-based capital ratio of 14.28 percent and a Tier 1 risk-based capital ratio of 13.03 percent. The threshold for being classified as “well capitalized” by federal regulators is 10 percent and 6 percent, respectively, for total and Tier 1 risk-based capital.

CBCO Reports Fourth Quarter 2008 Earnings, page 2

Total assets at Dec. 31, 2008, were $476.8 million, an increase of $45.2 million or 10.5% from $431.6 million at Dec. 31, 2007.  Total loans, net of allowance, loans held for sale and loan sales receivables were $343.3 million at the end of the fourth quarter of 2008, an increase of $45.1 million, or 15.1 percent, from $298.2 million at the end of the same period a year ago.

“This significant, organic growth in our loans was accomplished despite the extraordinarily weak economic environment, and is an indication of the exceptional effort we are making to continue to serve the credit needs of our markets despite the current financial crisis,” said Sanchez.

Total deposits were $362.7 million at the end of the fourth quarter, compared to $345.8 million at the end of the fourth quarter of 2007, an increase of $16.9 million, or 4.9 percent. Total shareholders’ equity was $52.0 million at Dec. 31, 2008, compared to $46.8 million at Dec. 31, 2007.

“We strengthened our capital position in December through a $9.95 million investment from the U.S. Treasury Department’s TARP Capital Purchase Program,” said Sanchez. “This additional capital will be instrumental in our ability to continue the expansion of residential mortgage lending in 2009, a strategy that we believe is the best and most responsible use of the TARP proceeds.”

The company was successful in significantly reducing its exposure to commercial real estate construction loans during 2008.  Commercial real estate construction loans declined from $112 million or 40 percent of the total loan portfolio at the end of the fourth quarter of 2007 to $84.5 million or 28 percent of the total loan portfolio at the end of 2008.  This portfolio shrinkage was more than offset by growth in residential real estate loans, which totaled $108.3 million at Dec. 31, 2008, an increase of $39.5 million, or 57.4 percent, from the end of the fourth quarter of 2007, and in commercial real estate loans, which increased $13.1 million, or 19.2 percent, to $81.4 million during the same period.

CBCO Reports Fourth Quarter 2008 Earnings, page 3

“In addition to growing our portfolio loans, we have been able to further leverage the TARP capital to significantly expand our capacity to originate residential real estate loans for sale in the secondary market,” said Sanchez.

As previously reported, CBC National Bank funded more than $130 million of new residential mortgage loans available for sale during December 2008 and January 2009, an increase of more than 60 percent in average monthly loan originations as compared to the first 11 months of 2008 before receipt of the TARP Capital.

These loans were funded through the company’s wholesale mortgage banking division, which in the fourth quarter of 2008 originated $122.3 million in loans for sale in the secondary market, utilizing a conservative, low-risk loan product strategy. For the full year 2008, the division originated $473.2 million in loans available for sale.

The availability of adequate liquidity is crucial to support this level of lending activity, particularly in this environment of tight credit. At Dec. 31, 2008, the company had $88.2 million in excess funding available from multiple sources, which is a significant increase from $63.4 million available at Dec. 31, 2007.

Allowance for loan losses at Dec. 31, 2008, totaled $4.8 million, or 1.59 percent of loans outstanding, compared to $4.5 million, or 1.44 percent of loans outstanding, at the end of the previous quarter, and $3.7 million, or 1.30 percent of loans outstanding, at Dec. 31, 2007.

Net charge-offs as a percent of total loans, annualized, at the end of the fourth quarter were 2.18 percent, compared to 0.36 percent at the end of the third quarter and 0.05 percent at Dec. 31, 2007. Nonaccrual loans as a percentage of total loans at the end of the fourth quarter of 2008 were 5.98 percent, compared to 3.12 percent at the end of the previous quarter and 0.72 percent at Dec. 31, 2007. Other real estate owned at Dec. 31, 2008, totaled $5.8 million, compared to $2.1 million at the end of the third quarter and $319,000 at Dec. 31, 2007.

CBCO Reports Fourth Quarter 2008 Earnings, page 4

“While we experienced an increase in charge-offs and other real estate owned in 2008 due to the ongoing slump in the real estate and housing markets, we have been aggressive in recognizing problem loans and establishing a loan-loss reserve level that appears adequate to address the potential losses based on conservative assessments of underlying collateral values,” said Sanchez.

Net interest income in the fourth quarter of 2008 totaled $2.2 million, compared to $2.6 million for the same period in 2007, reflecting the historically low interest-rate environment in 2008. Noninterest income in the fourth quarter was $1.1 million, compared to $0.9 million, in the fourth quarter of 2007. Noninterest expense was $4.6 million for the fourth quarter of 2008, compared to $2.5 million for the fourth quarter of 2007.

Net interest margin for the year ended Dec. 31, 2008, was 2.52 percent, down from 2.55 percent for the first three quarters of 2008 and 3.19 percent for the year ended Dec. 31, 2007. The decline reflects a combination of net interest margin compression as a result of the historic reduction of interest rates in 2008 coupled with the increase in non-performing assets that lowered the effective yield on these assets. As a result, net interest income for the full year 2008 was lower at $10.1 million, compared to $12.2 million in 2007.

Noninterest income was $5.1 million for the full year 2008, compared to $2.3 million in 2007, an increase of $2.8 million. Most all of this year-over-year improvement was due to the increase in income on mortgage loans sold, up from $0.6 million in 2007 to $3.1 million in 2008. This increase reflects the fact that 2007 results were for a partial year, as the wholesale mortgage banking division began operations in September 2007. The division was fully operational for the entire year in 2008, which is reflected in the improved comparison.

Noninterest expense was $15.4 million for the full year 2008, compared to $10.5 million in 2007, an increase of $4.9 million. The largest component of this increase was compensation expense, which increased $2.5 million to $8.4 million in 2008. The two primary factors driving the year-over-year increase are the fact that the wholesale division compensation costs reflect only a

CBCO Reports Fourth Quarter 2008 Earnings, page 5

partial year in 2007 versus a full year in 2008, and the non-recurring costs associated with the retirement of Randy Kohn as CEO of the company in the second quarter of 2008.

Beyond compensation costs, other real estate costs, which are those costs associated with collection, property preservation, foreclosure and OREO sales activity on non-performing loans, were also up significantly from the prior year. In 2008 these costs exceeded $1.2 million, compared to slightly more than $16,000 in 2007.  For this same reason, legal and other professional fees increased significantly to approximately $699,000 in 2008 from approximately $357,000 in 2007.

“While we don’t expect the economy in 2009 to improve over 2008, we are approaching the future with a sense of optimism and opportunity,” said Sanchez. “In addition to our solid capitalization and liquidity positions, we will continue to reap the benefits of the consolidation of our separate banking subsidiaries that we completed in 2008. This consolidation has reduced redundant costs, generated economies of scale and increased efficiency in our operations. As a result, we have improved our ability to manage through the recession and better positioned ourselves to take advantage of strategic opportunities.”

About Coastal Banking Company Inc.

Coastal Banking Company Inc., based in Beaufort, S.C., is the $476.8 million-asset bank holding company of CBC National Bank, which operates as Lowcountry National Bank in Beaufort, S.C., First National Bank of Nassau County in Fernandina Beach, Fla., and The Georgia Bank in Meigs, Ga. CBC National Bank, which is headquartered in Fernandina Beach, provides a full range of consumer and business banking services through full-service banking offices in Beaufort, Fernandina Beach, Meigs, Hilton Head, S.C., and Port Royal, S.C. The company also operates a wholesale lending division based in Atlanta and commercial loan production offices in Jacksonville, Fla., and Savannah, Ga. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO. For more information, please visit the company’s Web site, www.coastalbanking.com.

CBCO Reports Fourth Quarter 2008 Earnings, page 6

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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CBCO Reports Fourth Quarter 2008 Earnings, page 7

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2008	2007
Assets
Cash and due from banks	$4,790,625	$4,997,928
Interest-bearing deposits in banks	110,748	2,063,813
Federal funds sold	464,724	4,710,397
Securities available for sale, at fair value	81,438,389	87,171,416
Securities held to maturity, at cost	3,022,621	—
Restricted equity securities, at cost	4,793,916	3,683,416
Loans held for sale	31,404,990	14,453,709

Loans, net of unearned income	304,418,704	281,290,645
Less allowance for loan losses	4,833,491	3,653,017
Loans, net	299,585,213	277,637,628

Premises and equipment, net	7,849,316	8,176,488
Cash surrender value of life insurance	7,107,522	6,830,388
Intangible assets	260,641	459,144
Goodwill	10,411,914	10,411,914
Foreclosed assets	5,750,973	319,000
Other assets	19,838,157	10,659,169
Total assets	$476,829,749	$431,574,410
Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$18,639,212	$25,147,412
Interest-bearing	344,017,033	320,699,704
Total deposits	362,656,245	345,847,116

Securities sold under agreements to repurchase	—	2,000,000
Other borrowings	51,692,588	26,772,798
Junior subordinated debentures	7,217,000	7,217,000
Other liabilities	3,259,236	2,990,744
Total liabilities	424,825,069	384,827,658

Commitments and contingencies (Note 14)

Shareholders’ Equity:
Preferred stock, par value $.01; 10,000,000 shares authorized; 9,950 and zero shares issued and outstanding in 2008 and 2007, respectively	9,453,569	—
Common stock, par value $.01; 10,000,000 shares authorized; 2,568,707 and 2,570,560 shares issued and outstanding in 2008 and 2007, respectively	25,687	25,708
Additional paid-in capital	41,037,403	40,280,395
Retained earnings	1,165,630	6,463,087
Accumulated other comprehensive income (loss)	322,391	(22,438)
Total shareholders’ equity	52,004,680	46,746,752
Total liabilities and shareholders’ equity	$476,829,749	$431,574,410

CBCO Reports Fourth Quarter 2008 Earnings, page 8

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	For the years ended December 31,
	2008	2007
Interest income:
Interest and fees on loans	$20,317,870	$23,160,169
Interest on taxable securities	3,328,239	4,022,456
Interest on nontaxable securities	652,413	603,004
Interest on deposits in other banks	21,944	88,516
Interest on federal funds sold	115,933	601,528
Total interest income	24,436,399	28,475,673

Interest expense:
Interest on deposits	12,558,859	14,478,538
Interest on junior subordinated debentures	493,512	560,194
Interest on other borrowings	1,335,699	1,254,342
Total interest expense	14,388,070	16,293,074

Net interest income	10,048,329	12,182,599
Provision for loan losses	7,823,235	310,500
Net interest income after provision for loan losses	2,225,094	11,872,099

Non-interest income:
Service charges on deposit accounts	734,019	508,354
Other service charges, commissions and fees	243,905	225,583
SBA loan income	496,767	558,391
Mortgage banking income	3,148,375	598,617
Gain on sale of securities available for sale	218,505	121,041
Income from investment in life insurance contracts	288,933	287,404
Other income	8,191	21,623
Total other income	5,138,695	2,321,013

Non-interest expenses:
Salaries and employee benefits	8,428,408	5,916,131
Occupancy and equipment expense	1,223,767	1,077,486
Advertising fees	232,689	277,707
Amortization of intangible assets	198,503	280,929
Audit fees	240,228	322,513
Data processing fees	924,200	817,982
Director fees	245,502	272,674
Other real estate expenses	1,207,435	16,053
FDIC insurance expense	236,507	108,120
OCC examination fees	170,443	147,757
Legal and other professional fees	698,524	357,150
Other operating	1,552,172	861,339
Total other expenses	15,358,378	10,455,841

Income (loss) before income taxes	(7,994,589)	3,737,271
Income tax expense (benefit)	(3,156,288)	1,105,445
Net income (loss)	$(4,838,301)	$2,631,826

Preferred stock dividends	46,502	—
Net income (loss) available to common shareholders	$(4,884,803)	$2,631,826
Basic earnings (loss) per share available to common shareholders	$(1.91)	$1.04
Diluted earnings (loss) per share available to common shareholders	$(1.91)	$0.97